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                                                                     Exhibit 15


                        ACKNOWLEDGMENT OF INDEPENDENT
                        CERTIFIED PUBLIC ACCOUNTANTS
                REGARDING INDEPENDENT AUDITORS' REVIEW REPORT



The Board of Directors
Northfield Laboratories Inc.:

With respect to the registration statement on Form S-8 of Northfield Laboratories Inc., we acknowledge our awareness of the use therein of our reports dated October 10, 1997, January 12, 1998 and April 8, 1998 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,


                                                  /s/ KPMG Peat Marwick LLP

Chicago, Illinois
April 29, 1998